AMENDMENT TO
AMENDED AND RESTATED
BY-LAWS OF
JOHN HANCOCK INCOME SECURITIES TRUST
JOHN HANCOCK INVESTORS TRUST
JOHN HANCOCK PREFERRED INCOME FUND
JOHN HANCOCK PREFERRED INCOME FUND II
JOHN HANCOCK PREFERRED INCOME FUND III
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

As Amended: March 11, 2008
     Article IV. Trustees. A new Section 4.3 is added as follows:
     Section 4.3. Retirement Age. That the retirement age for Trustees shall be seventy two and that therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-second birthday.
     Article VIII. Preferred Shares. That any and all provisions prohibiting or restricting the ability of affiliates of the Fund from submitting Bids or Orders or otherwise participating in Auctions for Preferred Shares, including without limitation such provisions contained in Section 8.9 relating to Auction Procedures, be and they hereby are eliminated and repealed. For the elimination of doubt, this provision eliminating all such restrictions shall govern in the event of any ambiguity or inconsistency regarding the ability of affiliates of the Fund to fully participate in auctions to the extent permitted by applicable law.